                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                     First Financial Caribbean Corporation
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                     FIRST FINANCIAL CARIBBEAN CORPORATION

                                       March 31, 1995

Dear Stockholder:

     You are cordially invited to attend the sixth Annual Meeting of Stockholders of First Financial Caribbean Corporation. The meeting will be held at the Fifth Floor of The Doral Building, 650 Munoz Rivera Avenue, San Juan, Puerto Rico on Wednesday, April 26, 1995. The meeting will begin promptly at 2:00 p.m., local time. We urge you to attend, if at all possible. We in First Financial Caribbean Corporation's management consider the Annual Meeting an excellent opportunity for us to discuss your corporation's progress with you in person.

     During the business part of the meeting, we will address the election of directors and the ratification of auditors for 1995.

     I look forward to talking with you about the results of First Financial Caribbean Corporation for 1994 and our plans for the future. As a stockholder, you will have the opportunity to ask questions during the meeting.

     We urge you to review the Proxy Statement and complete, sign and return your proxy card in the envelope provided, even if you plan to attend the meeting. Your vote is important, and the prompt return of your proxy card will ensure that your vote is counted. The participation of the owners of the business in its affairs is an essential ingredient of First Financial Caribbean Corporation's vitality. Please note that sending us your proxy will not prevent you from voting in person at the meeting should you so desire.

     We appreciate your interest and investment in First Financial Caribbean Corporation, and hope to see you at the Annual Meeting.

                                       Sincerely,

                                       Salomon Levis
                                       -------------------------
                                       Salomon Levis
                                       Chairman of the Board and
                                       Chief Executive Officer

                     FIRST FINANCIAL CARIBBEAN CORPORATION
                           1159 F.D. Roosevelt Avenue
                          San Juan, Puerto Rico 00920

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                    To Be Held On Wednesday, April 26, 1995

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of First Financial Caribbean Corporation (the "Corporation") will be held at the Fifth Floor of The Doral Building, 650 Munoz Rivera Avenue, San Juan, Puerto Rico on Wednesday, April 26, 1995, at 2:00 p.m., local time, to consider and act upon the following proposals:

       1. The election of eight directors of the Corporation;

       2. The ratification of the selection of Price Waterhouse as the Corporation's independent accountants for the fiscal year ending December 31, 1995; and

       3. Such other business as may properly come before the meeting or any adjournment thereof.

       Only stockholders of record as of the close of business on March 10, 1995 are entitled to notice of, and to vote at, the Annual Meeting and any and all adjournments thereof. A list of these stockholders will be available for inspection for a period of 10 days prior to the Annual Meeting at the office of the Corporation at 1159 F.D. Roosevelt Avenue, San Juan, Puerto Rico, and will also be available for inspection at the meeting itself.

       IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE.

                                       By order of the Board of Directors,

                                       Richard F. Bonini
                                       -------------------------------
                                       Richard F. Bonini
                                       Senior Executive Vice President
                                       and Secretary

Dated: March 31, 1995

                     FIRST FINANCIAL CARIBBEAN CORPORATION
                           1159 F.D. ROOSEVELT AVENUE
                          SAN JUAN, PUERTO RICO 00920

                           -------------------------
                                PROXY STATEMENT

     This Proxy Statement is furnished to the holders of the Common Stock, $1.00 par value (the "Common Stock") of First Financial Caribbean Corporation, a Puerto Rico corporation (the "Corporation") in connection with the solicitation by and on behalf of the Board of Directors of proxies for the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Wednesday, April 26, 1995 and at any adjournment thereof, for the purposes set forth in the accompanying notice of meeting. It is anticipated that this Proxy Statement and the accompanying form of proxy will be mailed to stockholders commencing on or about April 5, 1995.

                                    GENERAL

     Each holder of a share of Common Stock of the Corporation will be entitled to one vote for each share held of record by such person as of the close of business on March 10, 1995, which is the record date fixed by the Board of Directors for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Common Stock of the Corporation is necessary to constitute a quorum at the meeting. On the record date, the Corporation had 7,202,284 shares of Common Stock outstanding and eligible to vote. The shares represented by each properly executed proxy in the accompanying form received by the Board of Directors will be voted at the Annual Meeting or any adjournment thereof in accordance with the instructions specified therein. If no instructions are made, such shares will, except as otherwise provided in the next succeeding paragraph, be voted (i) for the election of the nominees for directors named in this Proxy Statement, (ii) for the ratification of the selection of Price Waterhouse as the independent accountants for the Corporation for the fiscal year ending December 31, 1995, and (iii) in their discretion on any other matters that may properly come before the Annual Meeting. Each of the above proposals is an independent proposal and is not contingent on the adoption of the other proposal. The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting except for procedural matters incident to the conduct of the meeting. Execution of a proxy, however, confers on the designated proxyholder discretionary authority to vote the shares in accordance with his or her best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournment thereof. Any proxy received in the accompanying form may be revoked by the person executing it at any time before the authority thereby granted is exercised by giving written notice of revocation to the Secretary of the Corporation, by giving a later-dated proxy at any time before the voting or by voting by ballot in person at the Annual Meeting. However, it you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Annual Meeting.

     Votes cast by proxy or in person by ballot at the Annual Meeting will be counted by the persons appointed by the Corporation to act as inspectors of election for the meeting. For purposes of determining the presence of a quorum, the inspectors of election will treat abstentions and shares represented by proxies that reflect "broker non-votes" as shares that are present and entitled to vote. A "broker non-vote" results when a broker or nominee has physically indicated on the proxy that it does not have discretionary authority to vote on a particular matter (even though those shares are entitled to vote for quorum purposes and may be entitled to vote on other matters).

     The cost of soliciting proxies for the Annual Meeting will be borne by the Corporation. In addition to the use of the mails, proxies may be solicited in person or by telephone, by officers and employees of the Corporation who will not receive any additional compensation for their services. Proxies and proxy material will also be distributed at the expense of the Corporation by brokers, nominees, custodians and other similar parties.

             SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL HOLDERS

     The following table sets forth as of February 15, 1995, certain information with respect to the beneficial ownership of the Corporation's Common Stock and 10 1/2% Cumulative Convertible Preferred Stock, Series A (the "Series A Preferred Stock") for each director, nominee for director, executive officer and 5% shareholder of the Corporation, for all directors and executive officers of the Corporation as a group and for certain other investors. See "Certain Relationships and Related Transactions."

                                                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)
                                             --------------------------------------------------------
                                             SERIES A
                                             PREFERRED       PERCENT          COMMON         PERCENT
        NAME OF BENEFICIAL OWNER             STOCK(2)        OF CLASS         STOCK          OF CLASS
- -----------------------------------------    ---------       --------       ----------       --------
Management
Salomon Levis(3)(4)......................      50,000          25.73%          533,186          7.32%
1159 F.D. Roosevelt Avenue
San Juan, Puerto Rico 00920
Richard F. Bonini........................          --             --            98,486          1.37%
Edgar M. Cullman, Jr.(5)(6)..............      55,061          28.33%        1,520,990         20.84%
387 Park Avenue South
New York, N.Y. 10016
Frederick M. Danziger(5)(6)..............      55,061          28.33%        1,520,990         20.84%
180 Maiden Lane
New York, N.Y. 10038
John L. Ernst(5)(6)......................      55,061          28.33%        1,520,990         20.84%
641 Lexington Avenue
New York, N.Y. 10022
Zoila Levis(3)...........................      10,000           5.15%           68,100           (7)
A. Brean Murray..........................          --             --                --            --
Victor M. Pons, Jr.......................          --             --                --            --
Mario S. Levis(3)........................      10,000           5.15%           32,000           (7)
Luis A. Alvarado.........................          --             --            27,900           (7)
Alfredo Zamora...........................          --             --            25,400           (7)
All directors, nominees and executive
  officers as a group, consisting of 11
  persons, including those named above...     125,061          64.36%        2,306,062          31.0%

                                                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP(1)
                                             --------------------------------------------------------
                                             SERIES A
                                             PREFERRED       PERCENT          COMMON         PERCENT
        NAME OF BENEFICIAL OWNER             STOCK(2)        OF CLASS         STOCK          OF CLASS
- -----------------------------------------    ---------       --------       ----------       --------
Other Principal Holders
Edgar M. Cullman(6)(8)...................      55,061          28.33%        1,520,990         20.84%
387 Park Avenue South
New York, N.Y. 10016
Louise B. Cullman(6)(8)..................      55,061          28.33%        1,520,990         20.84%
387 Park Avenue South
New York, N.Y. 10016
Susan R. Cullman(6)(8)...................      55,061          28.33%        1,520,990         20.84%
387 Park Avenue South
New York, N.Y. 10016
Lucy C. Danziger(6)(8)...................      55,061          28.33%        1,520,990         20.84%
2 East 73rd Street
New York, N.Y. 10021
Cullman and Ernst Group(9)...............      55,061             --         1,520,990         20.84%
387 Park Avenue South
New York, N.Y. 10016
David Levis(3)...........................          --             --           196,906          2.74%
1159 F.D. Roosevelt Avenue
San Juan, PR 00920
McCullough, Andrews & Cappiello,
  Inc.(10)...............................          --             --           378,100          5.26%
101 California Street, Suite 4250
San Francisco, CA 94111
Wellington Management Company(11)........          --             --           655,300          9.12%
75 State Street
Boston, MA 02109
First Financial Fund(12).................          --             --           358,000          4.98%
One Seaport Plaza - 25th Floor
New York, NY 10292

- ---------------------

     (1) The information contained in the table is based on share ownership as of February 15, 1995, plus in the case of information with respect to Common Stock, the respective number of shares of Common Stock, which the person has the right to acquire upon conversion of the shares of the Corporation's Series A Preferred Stock held by such person, as indicated in this table. This information has been obtained from filings made with the Securities and Exchange Commission (the "Commission") and information provided by the persons named above and reflects the definition of beneficial ownership adopted by the Commission. The Percent of Class of Common Stock held by each person includes the number of shares of Common Stock which such person has the right to acquire upon conversion of shares of Series A Preferred Stock held by such person, but does not include shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock held by any other person. Beneficial ownership and percent of class shown is sole investment and voting power, except as reflected in other footnotes hereto and except that shares shown for Messrs. Cullman, Jr., Danziger and Ernst under "Management" and for Edgar M. Cullman, Louise B. Cullman, Susan R. Cullman and Lucy C. Danziger under "Other Principal Holders" include all shares owned by the Cullman and Ernst Group, including shares with respect to which the named person has no investment or voting power other than the informal understanding referred to in the final sentence under footnote (9) below. Where more than one person shares investment and voting power in the same shares or if such shares are owned by any member of the Cullman and Ernst Group such shares are shown more than once. Such shares are reflected only once, however, in the total for all directors and officers as a group.

     (2) Each share of Series A Preferred Stock is currently convertible into two shares of Common Stock at a conversion price of $5.00 per share.

     (3) Salomon Levis, the current Chairman of the Board and Chief Executive Officer of the Corporation, Zoila Levis, the President of the Corporation and David Levis, a director emeritus of the Corporation and the former Chairman of the Board and Chief Executive Officer of the Corporation, are siblings. Mario S. Levis is the son of David Levis and the nephew of Salomon Levis and Zoila Levis. Salomon Levis, Zoila Levis, Mario S. Levis and David Levis each has sole voting and investment power with respect to their respective shares of Common Stock and each disclaims any beneficial interest in the shares of Common Stock owned by the others.

     (4) Includes 12,702 shares of Common Stock owned by Nancy Hernandez, the wife of Salomon Levis.

     (5) Included in the shares of Common Stock shown as beneficially owned by Mr. Danziger are 103,068 shares in which he holds shared investment and/or voting power, included in the shares of Common Stock shown as beneficially owned by Mr. Cullman, Jr. are 630,724 shares in which he holds shared investment and/or voting power. Included in the shares of Common Stock shown as beneficially owned by Mr. Ernst are 99,543 shares in which he holds shared investment and/or voting power. Also included in the case of Messrs. Cullman, Jr., Danziger and Ernst, respectively, are 823,672, 1,401,380 and 1,408,883 shares of Common Stock held by the Cullman and Ernst Group with respect to which such person holds no investment or voting power other than the informal understanding referred to in the final sentence under footnote (9) below. Voting and investment power over certain of such shares is held by more than one such person. Messrs. Ernst, Danziger and Cullman, Jr. disclaim beneficial ownership of all shares over which there is shared investment and/or voting power and Cullman and Ernst Group shares not owned by such person directly.

     (6) Member of the Cullman and Ernst Group. Edgar M. Cullman is the father of Edgar M. Cullman, Jr., Susan R. Cullman and Lucy C. Danziger, the husband of Louise B. Cullman, and the uncle of John L. Ernst. Lucy C. Danziger is the wife of Frederick M. Danziger.

     (7) Represents less than 1%.

     (8) Included within the shares of Common Stock shown as beneficially owned by Edgar M. Cullman, Louise B. Cullman, Susan R. Cullman and Lucy C. Danziger are respectively, 697,790, 550,218, 306,116, and 653,860 shares in which such person holds shared voting and/or investment power. Also included in the shares of Common Stock as to each such person, respectively, are 714,552, 867,362, 1,157,744 and 776,868 shares held by the Cullman and Ernst Group with respect to which such person holds no investment or voting power other than the informal understanding referred to in the final sentence under footnote (9) below. Each such person disclaims beneficial ownership of all shares not owned by such person directly.

     (9) As of February 15, 1995, a group consisting of Edgar M. Cullman, his son Edgar M. Cullman, Jr., a director of the Corporation, direct members of their families and trusts for their benefit, John L. Ernst, also a director of the Corporation, his sister and direct members of their families and trusts for their benefit and partnerships in which members of the Cullman and Ernst families hold substantial direct and indirect interests own an aggregate of 1,520,990 shares of Common Stock (including 110,122 shares issuable upon conversion of shares of Series A Preferred Stock held by members of the group) or approximately 20.84% of the outstanding Common Stock. Among others, Messrs. Cullman and Cullman, Jr. and their wives, Mr. Ernst and to a lesser extent Mr. Danziger (who is a member of the Cullman and Ernst Group and a director of the Corporation), hold investment and voting power or shared investment and voting power over such shares. Mr. Danziger is the brother-in-law of Edgar M. Cullman, Jr. A Schedule 13D filed with the Commission on behalf of the Cullman and Ernst Group states that there is no formal agreement governing the group's holding and voting of such shares, but that there is an informal understanding that the persons and entities included in the group will hold and vote together the shares owned by each of them in each case subject to any applicable fiduciary responsibilities.

     (10) According to a Schedule 13G filed with the Commission on behalf of McCullough, Andrews & Cappiello, Inc., a California corporation and registered investment adviser ("MACI") and Robert F. McCullough, David H. Andrews and Frank
A. Cappiello, Jr., the shareholders of MACI (the "Shareholders"), the beneficial ownership of MACI of the shares of Common Stock reported is direct as a result of MACI's discretionary authority to buy, sell and vote such shares of Common Stock for its investment advisory clients. The Schedule 13G further states that the beneficial ownership of the shares of Common Stock by the Shareholders is indirect as a result of the Shareholders' stock ownership in MACI. MACI and the Shareholders share with each other sole power to vote and dispose all 378,100 shares of Common Stock reported.

     (11) According to a Schedule 13G filed with the Commission on behalf of Wellington Management Company ("WMC"), WMC, in its capacity as investment adviser, may be deemed the beneficial owner of the shares reported, which are owned by investment advisory clients of WMC. According to the Schedule 13G, no such client was known to beneficially own more than 5% of the outstanding shares of the Corporation's Common Stock except for First Financial Fund.

     (12) According to a Schedule 13G filed with the Commission by First Financial Fund ("FFF"), FFF disclosed that it may be considered the beneficial owner of 358,000 shares of Common Stock in its capacity as an investment company. The Corporation's stock records reflect that such interest represented slightly less than 5% of the outstanding shares of Common Stock as of February 15, 1995.

                   ELECTION OF DIRECTORS AND RELATED MATTERS
ELECTION OF DIRECTORS

     At the Annual Meeting, eight directors comprising the entire Board of Directors of the Corporation are to be elected. The Board of Directors has proposed the nominees listed below for election as directors to serve until the 1996 Annual Meeting or until their successors are duly elected and qualified. All nominees except John L. Ernst, Zoila Levis, A. Brean Murray and Victor M. Pons, Jr. have served as directors since the Corporation became an independent public corporation in December, 1988. Mr. Ernst was elected to the Board of Directors on September 12, 1989 to fill the vacancy created by the retirement of Edgar M. Cullman. Mrs. Levis was elected to the Board of Directors on August 12, 1991 to fill the vacancy created by the resignation of David Levis. Messrs. Murray and Pons were elected on May 26, 1994 to fill the two new Board positions created in 1994.

     The directors must be elected by a majority of the votes cast in person by ballot at the meeting or by proxy by stockholders entitled to vote at the Annual Meeting. Therefore, abstentions and broker non-votes will not have an effect on the election of directors of the Corporation. Unless otherwise specified in the accompanying form of proxy, proxies solicited hereby (other than proxies which reflect broker non-votes) will be voted for the election of the nominees listed below, unless for any reason not now known by the Corporation, any of such nominees should not be able to serve, in which case the proxies shall be voted for a substitute nominee or nominees who will be designated by the Board of Directors. If no substitute nominees are available, the size of the Board will be reduced.

     Other than Mr. Bonini's employment agreement, which requires the Board of Directors of the Corporation to nominate him for election as a director, there are no arrangements or understandings between the Corporation and any person pursuant to which such person has been elected a director.

     The following table sets forth as of February 15, 1995, certain information with respect to each nominee for director:

                                                                                         DIRECTOR
          NAME                      PRINCIPAL OCCUPATION AND OTHER INFORMATION            SINCE
- -------------------------   -----------------------------------------------------------   -----
Salomon Levis(1)            Chairman of the Board and Chief Executive Officer of the       1988
                            Corporation since February 1990; President and Chief
                            Executive Officer of the Corporation (1989-1991); Chairman
                            of the Board, Doral Mortgage Corporation, a wholly-owned
                            subsidiary of the Corporation (1988-1990); President and
                            Chief Operating Officer, Doral Mortgage Corporation
                            (1985-1988); President of RSC Corp., a wholly-owned
                            subsidiary of the Corporation (1979-1988). Age 52.
Richard F. Bonini           Senior Executive Vice President of the Corporation since       1976
                            1988 and Secretary of the Corporation since December 1991;
                            Consultant to Culbro Corporation (1989-1990); Senior Vice
                            President, Culbro Corporation and Vice President of the
                            Corporation (1976-1988). Age 56.
Edgar M. Cullman, Jr.(2)    President, Culbro Corporation since 1984; Executive Vice       1988
                            President, Culbro Corporation (1983-1984); President,
                            General Cigar & Tobacco Co. (1980-1983); Director, Culbro
                            Corporation. Age 49.
Frederick M. Danziger(2)    Member, Mudge Rose Guthrie Alexander & Ferdon (attorneys)      1988
                            for more than the past five years; Director, Culbro
                            Corporation, Monro Muffler/Brake, Inc., Ryan Instruments,
                            L.P. (general partner), Bloomingdale Properties, Inc.
                            (investments and real estate), IBAH, Inc. and Centaur
                            Communications Ltd. Age 55.
John L. Ernst(2)            Chairman of the Board and President of Bloomingdale            1989
                            Properties, Inc.; Director, Culbro Corporation. Age 54.
Zoila Levis(1)              President of the Corporation since August 12, 1991;            1991
                            Executive Vice President of the Corporation from January 1,
                            1990 to August 11, 1991; President of Z. Levis Assoc. (real estate development) from January 1, 1985 to December 31,
                            1989. Age 47.
A. Brean Murray             Chairman of the Board and Chief Executive Officer of Brean     1994
                            Murray, Foster Securities Inc., an investment banking firm for more than the past five years; Director, American Asset
                            Management (money management), BMI Capital Corp. (money
                            management), and Search Capital Group (used car financing).
                            Age 57.
Victor M. Pons, Jr.         Attorney in private practice since 1992; Chief Justice of      1994
                            the Supreme Court, Commonwealth of Puerto Rico (1985-1992).
                            Age 59.

- ---------------------

     (1) Zoila Levis is the sister of Salomon Levis.

     (2) Edgar M. Cullman, Jr. and John L. Ernst are cousins. Frederick M. Danziger is the brother-in-law of Edgar M. Cullman, Jr.

DIRECTORS' MEETINGS, COMMITTEES AND FEES

     The Board of Directors held six meetings during the year ended December 31, 1994. Each director, other than Salomon Levis and Zoila Levis, attended at least 75% of the aggregate number of Board meetings and meetings held by all committees on which he or she served during such period. Members of the Board of Directors who are not employees of the Corporation receive an annual fee of $10,000 plus $800 for each Board of Directors and committee meeting attended. No separate fees are paid for attending committee meetings held on the same day as a Board meeting. The Corporation has obtained directors and officers liability insurance for its directors and officers. The Corporation has agreed to indemnify its directors and officers for certain liabilities to the fullest extent permitted by Puerto Rico law. There are no special provisions in the Puerto Rico Corporation Law which limit the liability of directors and officers other than the normal provisions stating that a director is fully protected in relying in good faith on corporate books of account or reports of officers, independent public accountants and duly appointed appraisers.

     The Board of Directors has standing Audit and Compensation Committees. The Audit Committee met three times and the Compensation Committee met once during 1994. The Board does not have a standing nominating committee or other committee performing a similar function.

     The Audit Committee reviews audit reports and the scope of the audit by both the Corporation's staff and its independent accountants and related matters pertaining to the preparation and examination of the Corporation's financial statements. The committee also makes recommendations to the Board of Directors with respect to the foregoing matters as well as with respect to the appointment of the Corporation's independent accountants. The members of the Audit Committee are Messrs. Pons, Jr. and Ernst.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee are Messrs. Cullman, Jr. and Murray, neither of whom is or was during 1994 an executive officer of the Corporation. Since January 1, 1994, none of the executive officers of the Corporation has served as a director, executive officer or compensation committee member of another entity which had an executive officer who served as a compensation committee member or director of the Corporation.

     Mr. A. Brean Murray, a nominee for director of the Corporation, is the Chairman of the Board and Chief Executive Officer of Brean Murray, Foster Securities Inc., an investment banking firm which rendered advisory services to the Corporation during 1994. During 1994, such firm received approximately $50,000 in fees for services rendered to the Corporation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     During 1994, Nancy Hernandez, the wife of Salomon Levis, was employed as the President of Doral Mortgage Corporation, a wholly-owned subsidiary of the Corporation, and received compensation of $195,565. This amount includes deferred compensation as provided by contract. See "Deferred Incentive Compensation Agreements."

     During 1994, Aidiliza Levis, the daughter of David Levis, the former Chairman of the Board and Chief Executive Officer and a director emeritus of the Corporation, sister of Mario S. Levis, and the niece of Salomon

Levis and Zoila Levis, was employed as a Vice President by Doral Mortgage Corporation, and received compensation of $158,190.

     See also "Compensation Committee Interlocks and Insider Participation" for certain relationships involving A. Brean Murray, a nominee for director of the Corporation.

     In February 1995, Salomon Levis, the Chairman of the Board and Chief Executive Officer of the Corporation, purchased from the Corporation, a 40% interest in a $1.5 million loan originated by the Corporation and secured by a second mortgage on various parcels of land to be developed. The other 60% interest in the loan was sold to an unrelated entity. The loan was sold at par, without recourse to the Corporation, on the same day originated and the Corporation retained fees in the amount of 4% of the principal amount of the loan. The proceeds of the loan were used to finance the acquisition of the real property on which a single family residential project will be developed. The Corporation issued a commitment to the developer of the project to provide the permanent financing for prospective purchases of homes in the project. The Corporation believes that granting of the loan will facilitate the Corporation's origination of permanent first mortgage loans on residences located in the project and thereby increase the Corporation's servicing portfolio. The loan, which involves more risk than the Corporation normally is willing to retain as part of its lending activity, was originated pursuant to a commitment from Mr. Levis and the other investor to purchase the loan upon origination. The loan is being serviced by the Corporation which receives a servicing fee from the partnership of 0.25% of the principal balance of the loan.

     On December 8, 1994, the Corporation entered into an agreement (the "Swap Agreement") with David Levis, the brother of Salomon Levis and Zoila Levis, a director emeritus of the Corporation and the former Chairman of the Board and Chief Executive Officer of the Corporation. Pursuant to the Swap Agreement, Mr. Levis agreed to deliver approximately $4.75 million principal amount of GNMA mortgage-backed securities (the "GNMA Securities") with a weighted-average interest rate of approximately 7.32% to the Corporation for use as collateral in a repurchase agreement with another financial institution. In exchange for the GNMA Securities, the Corporation delivered to Mr. Levis approximately $4.7 million principal amount of subordinated collateralized mortgage obligations (the "Subordinated Certificates") held by the Corporation which had stated interest rates ranging from 5.80% to 7.40% and which were discounted to yield between 9% and 10%. Under the terms of the Swap Agreement, Mr. Levis is entitled to receive the interest on the GNMA Securities and the Subordinated Certificates in return for agreeing to reimburse the Corporation for amounts required to be paid by it under the repurchase agreement up to 6.0% per annum. At December 31, 1994 and March 1, 1995, the applicable interest rate on the repurchase agreement was 5.9% and 6.0%, respectively. Pursuant to the Swap Agreement, the Corporation pledged additional Subordinated Certificates with a market value of approximately $1.5 million to protect Mr. Levis from possible market fluctuations in the value of the Subordinated Certificates. Under the Swap Agreement, the Corporation retained the option to require that Mr. Levis return the Subordinated Certificates in exchange for the GNMA Securities upon ten days' prior notice. Mr. Levis retained the right, exercisable after one year, to require the return of the GNMA Securities in exchange for the Subordinated Certificates. The Corporation believes that this transaction represented an attractive mechanism to finance mortgage-related assets such as the Subordinated Certificates that are difficult to finance with conventional methods under current market conditions.

     In December 1990, the Corporation sold real estate owned as a result of foreclosure ("REO") consisting of 89 residential properties containing 104 housing units with a cost of approximately $4.7 million including previously incurred rehabilitation costs and construction interest to Puerto Rico Island Rental Limited Dividend Partnership, S.E., a Puerto Rico partnership (the "Partnership") formed under a private syndication. The general partner of the Partnership was a corporation that was unrelated to the Corporation or its officers or directors.

Several members of senior management of the Corporation, including Salomon Levis, Chairman of the Board of the Corporation, Zoila Levis, the current President of the Corporation, Luis Alvarado, an Executive Vice President of the Corporation and Mario S. Levis, currently a Vice President and Treasurer of the Corporation, invested as limited partners. The Corporation also invested approximately $135,000 in the Partnership, and owns a 15% interest in the Partnership which is included at cost in "Other Assets" in the Corporation's Balance Sheet. The REO was sold to the Partnership for $4.7 million which was based on an estimate of the market value of the REO as reflected in an independent appraisal report. The appraisal took into consideration the cost of the improvements to be made which were reflected in the sales price to the Partnership. The Corporation believes that the sales price of the REO was comparable to that which the Corporation could have obtained in arm's length transactions with unaffiliated parties. Approximately $600,000 of the purchase price was paid in cash at the closing of the sale of the REO and the remainder was evidenced by promissory notes (the "Notes") of the Partnership issued to the Corporation in the amount of approximately $4.1 million. In December 1991, Salomon Levis and Zoila Levis sold their interests in the Partnership to unrelated third parties at cost.

     The Notes bear interest payable on the first day of each month commencing on March 1, 1991, at the prime rate of Citibank, N.A. (with a maximum and minimum rate of 13.5% and 9%, respectively) and mature on April 1, 2006. During December 1990, February 1991 and March 1992, the Corporation sold a total of $2.8 million principal amount of the Notes to a Puerto Rico financial institution. Such sale was with recourse to the Corporation.

     On July 31, 1992, pursuant to a mutual agreement between the Corporation and the general partner, due to what the Corporation believed was unsatisfactory performance, the general partner withdrew from the Partnership and a new non-profit corporation became the general partner. The Board of Directors of the new non-profit corporation is composed of three members of the Corporation's senior management. In connection with such withdrawal, the Corporation agreed to indemnify the original general partner from certain liabilities incurred during the period it acted as general partner. The Partnership intends to sell or lease the REO and believes that the matters set forth above will not result in any material adverse affect on the financial condition of the Corporation.

     As of December 31, 1994, the principal balance of the Notes held by the Corporation was approximately $450,000. At December 31, 1994, the Partnership owed the Corporation $410,906 in past due interest and approximately $1.1 million for advances made by the Corporation on behalf of the Partnership. The Corporation reserved approximately $600,000 during 1994 and 1993 for possible losses from amounts due from the Partnership. Accordingly, at December 31, 1994, the Corporation's balance sheet only reflected receivables due from the Partnership of approximately $897,000. The Corporation holds $54,865 of the Partnership's funds as security. At December 31, 1994, the Partnership had a net capital deficiency of approximately $1.6 million.

     The following table sets forth certain information with respect to mortgage loans made by the Corporation or Doral Mortgage Corporation, a wholly-owned subsidiary of the Corporation, to executive officers of the Corporation and to certain related interests of directors and executive officers of the Corporation, including the Partnership. Except for the loan to the Partnership, these loans were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons. Except for the loan to the Partnership, management believes that such loans do not involve more than the normal risk of collectibility or present other unfavorable features.

                          YEAR LOAN        HIGHEST PRINCIPAL        PRINCIPAL BALANCE       INTEREST
   NAME AND POSITION        MADE          AMOUNT DURING 1994         AS OF 12/31/94           RATE
- ------------------------  ---------       -------------------       -----------------       --------
Zoila Levis                  1993              $ 190,468(1)             $ 176,768(7)          6.500%
  President
Mario S. Levis               1993                201,195(1)             $ 193,733(7)          6.875%
  Vice President and
  Treasurer
Victor M. Pons, Jr.          1993              $  90,848(1)             $  86,896(7)          6.000%
  Director
Maria Leonor Ventura(3)      1993              $  99,285(1)             $  97,511             9.625%
Carolina S. Pons Rexach      1994              $ 107,500(1)             $ 106,651             9.125%
  and Jose M. Vivo(4)        1994                 26,375(2)                26,307             9.125
Alfredo Zamora               1993              $  97,650(1)             $  96,749(7)          7.376%
  President, Centro          1993                 98,159(1)                94,601(2)          7.500
  Hipotecario de Puerto      1993                203,150(1)               201,793(7)          6.735
  Rico, Inc.
Puerto Rico Island           1990              $ 450,000                $ 450,000             9.000%
  Rental Limited
  Dividend Partnership,
  S.E.(6)

- ---------------------

     (1) First mortgages.

     (2) Second mortgages.

     (3) Daughter-in-law of Victor M. Pons, Jr., a director of the Corporation.

     (4) Daughter and son-in-law, respectively, of Victor M. Pons, Jr., a director of the Corporation.

     (5) First mortgage on commercial property located in San Juan, Puerto Rico.

     (6) Refer to information set forth above for information regarding this transaction.

     (7) Sold to investors.

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

     The following information is supplied with respect to the executive officers of the Corporation who do not serve on the Corporation's Board of Directors. There are no arrangements or understandings pursuant to which any of such executive officers was selected as an officer, and none of such executive officers is related to any other director or executive officer of the Corporation by blood, marriage or adoption, except that Mario S. Levis is the nephew of Salomon Levis and Zoila Levis and Nancy Hernandez is the wife of Salomon Levis, and the sister-in-law and aunt of Zoila Levis and Mario S. Levis, respectively.

                                       PRINCIPAL OCCUPATION
      NAME                          DURING THE PAST FIVE YEARS                     AGE
- -----------------    --------------------------------------------------------      ---
Luis A. Alvarado     Executive Vice President of the Corporation since 1985;       46
                     President of Doral Federal Savings Bank, a wholly-owned
                     subsidiary of the Corporation since September 1993;
                     Senior Vice President and Controller of the Corporation
                     (1980-1985).
Mario S. Levis       Vice President and Treasurer of the Corporation since         31
                     December 1991; Senior Executive Trader of the
                     Corporation since 1988. Trader, Merrill Lynch Pierce
                     Fenner & Smith Incorporated (1987-1988).
Alfredo Zamora       President of Centro Hipotecario de Puerto Rico, Inc.(a        54
                     wholly-owned subsidiary of the Corporation) since
                     January 1995, President of H.F. Mortgage Banker's
                     Division, a division of the Corporation, from January
                     1994 to December 1994; Chairman of the Board of Doral
                     Mortgage Corporation(1990-1993); President of Doral
                     Mortgage Corporation (1988-1990).
Nancy Hernandez      President of Doral Mortgage Corporation since 1990;           43
                     First Vice President of Doral Mortgage Corporation
                     (1988-1990).

                             EXECUTIVE COMPENSATION

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Based on reports filed with the Securities and Exchange Commission and information obtained from the officers and directors of the Corporation, the Corporation is not aware of any failure by the executive officers or directors of the Corporation to file on a timely basis any reports required to be filed by
Section 16(a) of the Securities Exchange Act of 1934 with respect to beneficial ownership of shares of the Corporation.

BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     Policies. The compensation policy of the Corporation is to provide its executive officers and management with a level of pay and benefits that will assure the Corporation's competitiveness and continued growth, and allow the Corporation to retain key executives critical to its long-term success and attract and retain qualified personnel. As it operates in a financial services business, the Corporation competes for talented executives in a market segment where successful entrepreneurial executives are highly compensated. It also competes for executives with a background in Puerto Rican financial services. As a result, to obtain and retain highly qualified and motivated executives, the Compensation Committee has deemed it desirable to structure employment arrangements which compensate highly for high profitability and performance and to enter into written employment agreements with its senior executive officers.

     The Compensation Committee's responsibilities include overseeing the Corporation's compensation policies, supervising compensation for management and employee benefits and administering the Corporation's pension, stock option, restricted stock, incentive compensation and other employee benefit plans.

     The Compensation Committee also develops and negotiates employment agreements with key executive officers. These employment agreements have normally included base salaries and incentive compensation arrangements designed to reward management for achieving certain production or performance levels. The Compensation Committee is also responsible for developing or reviewing incentive compensation arrangements which the Corporation enters into with executive officers and key individuals, other than those senior executives that have written employment agreements. See "Executive Compensation Summary of Compensation Plans Deferred Incentive Compensation Agreements." The deferred incentive compensation agreements are designed to reward executive officers and key employees for assisting the Corporation in achieving various income targets. Based on the Compensation Committee's recommendations, the Corporation has also made grants of restricted stock to senior executives as an important long-term retention device. See "Executive Compensation Summary of Compensation Plans 1988 Restricted Stock Plan." Such awards were made as an incentive for continued employment and future performance as well as a reward for past performance.

     In order to determine appropriate levels of executive compensation, the Compensation Committee reviews various factors, including individual performance, and evaluates the progress of the Corporation towards attaining its long-term goals. Generally, as a person's level of responsibility increases, greater portions of total compensation are based on performance (as opposed to base salaries and benefits). Compensation packages for senior executive officers have been structured to attempt to compensate them to a substantial extent on a combination of the profitability of the Corporation as a whole and the productivity of their individual departments.

     For 1995 and succeeding years, the Compensation Committee is recommending the replacement of individual incentive agreements or bonuses that provide individual executives with a specified bonus if target income levels are met with a bonus pool concept. Under this bonus pool system, the Committee would establish a percentage of net income before payment of income taxes and incentive compensation that would be made available for distribution as bonuses to the Corporation's senior executive officers, including the Chief Executive Officer, and other key employees. The percentage of net income contributed to the bonus pool would increase to the extent that certain targets involving return on equity were exceeded. The aggregate amount available for bonuses would be subject to a maximum amount. The Compensation Committee is recommending a cap of $5.0 million for 1995. The Chief Executive Officer would make recommendations regarding how the moneys available in the bonus pool be distributed among the key executive officers and other key employees. The Compensation Committee would review these recommendations and make final recommendations for bonus payments, including the bonus payable to the Chief Executive Officer. These recommendations would then be submitted to the Board of Directors for final approval. At the election of the Corporation, up to 50% of the amount of bonuses payable would be made in newly-issued shares of Common Stock (valued at market prices) of the Corporation.

     Chief Executive Officer's Compensation. In 1991, the Corporation retained Personnel Corporation of America ("PCA"), an independent compensation consulting firm, to advise the Compensation Committee in connection with their evaluation of Salomon Levis' compensation package. PCA provided data and information that compared the Corporation with a peer group of companies based upon a number of parameters, including executive compensation, and provided advice for establishing the Corporation's performance targets and for evaluating annual performance.

     The Compensation Committee reviewed compensation arrangements for senior executives in companies highly successful in the mortgage banking business and for investment banking executives to formulate a level of base compensation and the returns on which Mr. Levis' incentive compensation might be based. Among other things, the Compensation Committee deemed the emphasis on volume and return on equity as being of material importance to the overall long-term growth and profitability of the Corporation. The Compensation Committee then sought to structure an employment agreement which set high return standards as a base level (15% return on equity after taxes) for the payment of incentive compensation on earnings and a high level of originations as a basis for incentive compensation based on the level of mortgage originations. The Compensation Committee's evaluation resulted in an employment agreement which entitled Mr. Levis to the same percentage of mortgage originations and consolidated net income as his prior contract but only to the extent mortgage originations and consolidated net income exceeded the base levels established by the Compensation Committee. Mr. Levis' employment agreement expired on December 31, 1994 and the Corporation is currently negotiating the terms of a new employment agreement with Mr. Levis.

                                              COMPENSATION COMMITTEE
                                                OF THE BOARD OF DIRECTORS

                                                   Edgar M. Cullman, Jr.
                                                   A. Brean Murray

     The Board Compensation Committee Report on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

EMPLOYMENT AGREEMENTS AND OTHER COMPENSATION ARRANGEMENTS

     Pursuant to the terms of his prior employment agreement which expired on December 31, 1994, Salomon Levis was entitled to receive annual compensation equal to the sum of (i) $1,000,000; (ii) of 1% of the face value of mortgage loans on housing units other than new project housing units in excess of $200 million closed by the Corporation and its subsidiaries during the calendar year preceding the payment; (iii) 3/16 of 1% of the face value of mortgage loans on new project housing units in excess of $90 million closed by the Corporation and its subsidiaries during the calendar year preceding the payment; and (iv) 25% of the Corporation's annual consolidated net income after taxes, but before dividends on preferred stock, to the extent such net income exceeds an amount equal to a 15% return on equity.

     Pursuant to the terms of her prior agreement which expired on December 31, 1994, Zoila Levis was entitled to receive annual compensation equal to the sum of (i) $300,000; and (ii) and the greater of $50,000 or 3% of the Corporation's annual consolidated net income after taxes, but before dividends on preferred stock, to the extent such net income exceeds an amount equal to a 15% return on equity.

     As of the date of this Proxy Statement, the Corporation was in the process of negotiating new employment agreements for Salomon Levis and Zoila Levis. While the terms of the new agreements have not been agreed upon, the Corporation anticipates that the incentive compensation provided for under the prior employment agreements will be replaced with participation in the incentive bonus pool arrangement referred to in the last paragraph of "Board Compensation Committee Report on Executive Compensation -- Policies."

     The Corporation entered into an employment agreement with Richard F. Bonini which became effective July 1, 1992 and expires on June 30, 1995. Pursuant to the terms of the agreement, Mr. Bonini is entitled to receive annual compensation equal to the sum of (i) $240,000; (ii) the greater of $35,000 or 2% of the Corporation's annual consolidated net income after taxes, but before dividends on preferred stock, to the extent such net income exceeds an amount equal to a 15% return on equity; and (iii) an amount sufficient to establish an annuity contract in the amount of $30,000 per year in lieu of retirement benefits. Under Mr. Bonini's prior employment agreement, which expired on June 30, 1992, Mr. Bonini was entitled to receive (i) an annual payment of $180,000,
(ii) 1% of the Corporation's net income per year, and (iii) a lump sum payment of $30,000 per year in lieu of retirement benefits.

     The Corporation entered into an employment agreement with Luis A. Alvarado, Executive Vice President of the Corporation, which became effective on January 1, 1993 and expires on December 31, 1995. Pursuant to the terms of the agreement Mr. Alvarado is entitled to receive annual compensation equal to the sum of (i) $150,000; and (ii) the greater of $25,000 or 2% of the Corporation's annual consolidated net income after taxes, but before dividends on preferred stock, to the extent such net income exceeds an amount equal to a 15% return on equity; provided, however, that Mr. Alvarado's annual compensation may not exceed $375,000. For the fiscal years ended December 31, 1991 and 1992, Mr. Alvarado received annual incentive compensation equal to 2% of the Corporation's net income arising from mortgage banking activities as part of an incentive compensation arrangement.

     Mario Samuel Levis, Vice President and the Treasurer of the Corporation, receives a base annual salary of $43,124 plus the sum of (i) commissions of 1/8 of 1% of the principal amount of mortgage-backed securities sold by the Corporation to investors during such year and (ii) 25% of any net trading profits realized as a result of trading activities other than sales of the Corporation's current production in the ordinary course of business. When amounts are paid under clause (ii) in connection with a transaction no additional amounts are payable under clause (i) in connection with such transaction.

     The Corporation is presently negotiating new employment agreements with Messrs. Bonini and Alvarado. It is expected that the new agreements will replace the existing incentive compensation payable under such agreements with participation in the new incentive bonus pool system being developed for senior executive officers. See "Board Compensation Committee Report on Executive Compensation -- Policies." The Corporation also expects to negotiate and enter into an employment agreement with Mario Samuel Levis.

                           SUMMARY COMPENSATION TABLE

     The following table includes information concerning the compensation of the Chief Executive Officer and each of the four other most highly compensated executive officers of the Corporation, for services rendered in all capacities during the fiscal years ended December 31, 1994, 1993 and 1992.

                                                                                            LONG TERM
                                                 ANNUAL COMPENSATION                       COMPENSATION
                                                                                   --------------------
                                                                                            AWARDS(3)
                                                  --------------------------------------------------------------
                                                                      OTHER                 RESTRICTED
        NAME AND                                                     ANNUAL                   STOCK                  ALL OTHER
   PRINCIPAL POSITION       YEAR     SALARY(1)       BONUS(1)    COMPENSATION(2)           AWARD(S)(4)            COMPENSATION(3)
- ---------------------------------------------------------------------------------------------------------------------
Salomon Levis               1994     $  880,969     $1,482,542       $ --0--                 $  --0--                 $20,572(6)
  Chairman of the Board     1993      1,000,000      6,892,930         --0--                    --0--                  18,159(7)
  and Chief Executive       1992      1,000,000      4,116,762         --0--                    --0--                  69,926(8)
  Officer
Zoila Levis                 1994     $  280,583     $  240,331       $ --0--                 $  --0--                 $27,420(6)
  President                 1993        300,000        481,458         --0--                    --0--                  30,533(7)
                            1992        300,000        310,179         --0--                  419,100(5)               17,084(8)
Richard F. Bonini           1994     $  232,000     $  160,221       $ --0--                 $  --0--                 $30,000(6)
  Senior Executive Vice     1993        240,000        320,837         --0--                    --0--                  50,320(7)
  President and             1992        210,000        174,293         --0--                    --0--                  37,620(8)
  Secretary
Mario S. Levis              1994     $   43,124     $  591,973       $ --0--                 $  --0--                 $ 8,089(6)
  Vice President and        1993         35,900        961,909         --0--                    --0--                   7,075(7)
  Treasurer                 1992         38,400        489,679         --0--                    --0--                   1,112(8)
Luis Alvarado               1994     $  150,000     $   97,498       $ --0--                 $  --0--                 $14,542(6)
  Executive Vice            1993        150,000        225,000         --0--                    --0--                  26,599(7)
  President, President      1992         60,000        319,536         --0--                    --0--                  14,481(8)
  Doral Federal Savings
  Bank

- ---------------------

     (1) Salomon Levis voluntarily took a $1,626,821 reduction in the amount of incentive compensations that he was entitled to receive under his employment agreement with respect to net income earned during 1994. Mr. Levis also agreed to a 30% voluntary reduction in salary for the last four months of the year. Richard F. Bonini and Zoila Levis also agreed to a 10% salary reduction for the last four months of 1994. The voluntary reductions in salary for Salomon Levis, Zoila Levis and Richard F. Bonini for 1994 amounted to $119,031, $19,417 and $8,000, respectively. See "Employment Agreements and Other Compensation Arrangements."

     (2) Amounts shown do not include amounts expended by the Corporation pursuant to plans (including group life and health) that do not discriminate in scope, term or operation in favor of executive officers or directors of the Corporation and that are generally available to all salaried employees. Amounts shown also do not include amounts expended by the Corporation which may have a value as a personal benefit to the named individual. The value of perquisites and such other personal benefits did not exceed the lesser of either $50,000 or 10% of the total annual salary and bonus reported for any individual named.

     (3) The Corporation has not granted any options or stock appreciation rights under the Corporation's 1988 Stock Option Plan for Key Employees.

     (4) The number of shares and value, respectively, of the restricted stock holdings of Zoila Levis on December 31, 1994 were 38,100 shares and $438,150. Restrictions on all other restricted stock awards previously granted to the named individuals lapsed during 1993. For purposes of the year-end calculation, the value of the restricted stock has been calculated by multiplying the last sales price of the Corporation's Common Stock on the NASDAQ NMS on December 31, 1994 ($11 1/2) by the number of shares held by Ms. Levis on such date.

Dividends are paid on the restricted stock reported above to the extent dividends are declared on the Corporation's Common Stock.

     (5) The value stated has been calculated by multiplying the number of shares awarded, 38,100, by the last sales price of the Corporation's Common Stock on the NASDAQ NMS on December 31, 1992, the date of the grant. The restrictions on one half of the shares granted will lapse on the third anniversary of their grant and the other half on the fifth anniversary of their grant.

     (6) The amounts shown for Salomon Levis, Zoila Levis, Mario S. Levis and Luis A. Alvarado, include the Corporation's contribution to the Corporation's Target Benefit Pension Plan, a defined contribution pension plan, in the amounts of $20,572, $17,514, $8,089 and $14,542, respectively. The amount shown for Mr. Bonini includes a lump sum payment in the amount of $30,000 per year in lieu of Mr. Bonini's participation in the Corporation's Target Benefit Pension Plan. The amounts shown for Zoila Levis include $9,906 representing dividends received on restricted stock in 1994.

     (7) The amounts shown for Salomon Levis, Zoila Levis, Mario S. Levis and Luis A. Alvarado, include the Corporation's contribution to the Corporation's Target Benefit Pension Plan, a defined contribution pension plan, in the amounts of $18,159, $15,293, $7,075 and $13,971, respectively. The amount shown for Mr. Bonini includes a lump sum payment in the amount of $30,000 per year in lieu of Mr. Bonini's participation in the Corporation's Target Benefit Pension Plan and $20,320 representing dividends earned on restricted stock in 1993. The amount shown for Zoila Levis include $15,240 representing dividends received on restricted stock in 1993. The amounts shown for Mr. Alvarado also includes $2,468, representing interest accrued during 1993 on deferred incentive compensation and $10,160, representing dividends earned on restricted stock in 1993.

     (8) The amounts shown for Salomon Levis, Zoila Levis, Mario S. Levis and Luis A. Alvarado include the Corporation's contribution to the Corporation's Target Benefit Pension Plan, a defined contribution pension plan, in the amounts of $69,926, $17,084, $1,112 and $3,489, respectively. The amount shown for Mr. Bonini includes a lump sum payment in the amount of $30,000 per year in lieu of Mr. Bonini's participation in the Corporation's Target Benefit Pension Plan and $7,620 representing dividends earned on restricted stock in 1992. The amount shown for Mr. Alvarado also includes $7,182, representing interest accrued during 1992 on deferred incentive compensation and $3,810, representing dividends earned on restricted stock in 1992.

SUMMARY OF COMPENSATION PLANS

     1988 Stock Option Plan. On October 26, 1988, the Corporation approved the adoption of the Corporation's 1988 Stock Option Plan for Key Employees (the "Option Plan"). The Option Plan is administered by the Compensation Committee (the "Committee"), none of whose members may hold options. The Committee determines the form of the option agreements to be used under the Option Plan, and the terms and conditions to be included in such option agreements. Under the Option Plan an aggregate of 300,000 shares of Common Stock have been authorized for issuance upon exercise of options. Options will be granted under the Option Plan at prices equal to 100% of the fair market value of Common Stock on the date of grant.

     Options granted under the Option Plan may be qualified stock options or non-statutory options. Unless an option agreement provides otherwise, all options granted are 50% exercisable after one year and 100% exercisable after two years, with all such options terminating five years from the date of grant. The Option Plan permits the delivery, with the consent of the Committee, of previously-owned Common Stock in payment of shares purchased upon exercise of the option. The Option Plan also contains a limitation on the dollar amount of options which may be granted to any employee and restrictions pertaining to any grant to a 10% shareholder.

     The Option Plan permits the granting of stock appreciation rights in tandem with the granting of stock options. Such stock appreciation rights entitle the holder to receive in cash upon exercise the difference between the option exercise price and the market value of Common Stock in lieu of exercising the related option. No options or stock appreciation rights have been granted to date under the Option Plan.

     1988 Restricted Stock Plan. The Corporation has in effect the Restricted Stock Plan of First Financial Caribbean Corporation (the "Restricted Stock Plan"). The Restricted Stock Plan is administered by the Compensation Committee, none of whose members is eligible to be awarded Restricted Stock. The Restricted Stock Plan permits the Compensation Committee to award up to a total of 250,000 shares of Common Stock to key employees, including officers of the Corporation and its subsidiaries. The Restricted Stock Award (the "Award") is awarded at such times and in such number of shares as the Compensation Committee determines. The Corporation may grant a portion of the shares awarded in installments over a period of one to five years. No monetary consideration is paid by an employee for the Award or for the grant of the shares thereunder. Under the Restricted Stock Plan, the shares issued are subject to restrictions on sale and must be returned if the recipient leaves the Corporation's employ prior to the expiration of a stated period of time. Such restrictions generally lapse within five years from the date of the Award or earlier termination of employment by reason of death or disability.

     Retirement Plan. Prior to becoming an independent public corporation, retirement benefits were payable to eligible employees of the Corporation under Culbro Corporation's Employees' Retirement Plan (the "Culbro Retirement Plan") for officers and other salaried employees of Culbro Corporation and its participating subsidiaries. Upon the Corporation becoming an independent public corporation in December 1988, assets and related accumulated benefits for Corporation employees amounting to $346,000 were transferred from the Culbro Retirement Plan to the Corporation's newly established Target Benefit Pension Plan (the "Retirement Plan"). The Retirement Plan covers all full time employees of the Corporation who have completed one year of service and have attained age
21. Under the Retirement Plan, the Corporation contributes annually the funding amount which is projected to be necessary to fund the target benefit. The target benefit is based on years of service and the employees' compensation, as defined in the Retirement Plan. The Corporation has the right to terminate the Retirement Plan at any time. Upon termination, all amounts credited to the participant's accounts will become 100% vested. Contributions to the Retirement Plan during the year ended December 31, 1994 amounted to approximately $570,050.

     The estimated annual benefits payable under the Retirement Plan as a life annuity on retirement at normal retirement age, which assumes service will continue until age 65 at 1994 base salaries, for Salomon Levis, Zoila Levis, Mario S. Levis, Luis A. Alvarado and Alfredo Zamora were $103,164, $96,828, $145,044, $90,744 and $48,084, respectively. Mr. Bonini does not participate in the Retirement Plan.

     Deferred Incentive Compensation Agreements. The Corporation has entered into deferred incentive compensation arrangements with certain key employees of the Corporation and its subsidiaries. Such employees are eligible to defer the receipt of incentive compensation. The amount of incentive compensation is credited annually based on a specified percentage of the net income of the Corporation, its subsidiaries or divisions. The Corporation's obligation to make the payments at the end of the deferral period is unfunded, and all such payments are to be made out of the general assets of the Corporation. The Corporation is not required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any deferral amount. The Corporation accrued $106,395 as deferred compensation for 1994.

                               PERFORMANCE GRAPH

     The following Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Performance Graph compares the yearly percentage change in the Corporation's cumulative total stockholder return on its Common Stock to that of the Center for Research in Securities Prices ("CRSP") NASDAQ Stock Market Index (U.S. Companies) and the CRSP Index for NASDAQ Financial Stocks (U.S. & Foreign). The Performance Graph assumes that $100 was invested on December 29, 1989 in each of the Company Common Stock, the CRSP Nasdaq Stock Market Index (U.S. Companies) and the CRSP Index for NASDAQ Financial Stocks (U.S. & Foreign).

                       COMPARISON OF FIVE YEAR CUMULATIVE
                      TOTAL RETURN AMONG THE CORPORATION,
   CRSP NASDAQ STOCK MARKET INDEX (U.S. COMPANIES) AND CRSP INDEX FOR NASDAQ
                                FINANCIAL STOCKS

                                     [CRC]

                                    [GRAPH]



                                    LEGEND


SYMBOL      CRSP TOTAL RETURNS INDEX FOR:                         12/29/89   12/31/90   12/31/91   12/31/92   12/31/93   12/30/94
- ------      -------------------------------------                 --------   --------   --------   --------   --------   --------
_____  / /  First Financial Caribbean Corporation                  100.0       73.1       187.7      375.7      584.5      416.6

..__.  *   Nasdaq Stock Market (US Companies)                      100.0       84.9       136.3      158.6      180.9      176.9

- -----  -   Nasdaq Financial Stocks                                 100.0       76.6       118.6      169.5      197.0      197.6
           SIC 6000-6799 US & Foreign


NOTES:
    A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
    B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
    C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
    D. The index level for all series was set to $100.0 on 12/29/89.


                    RATIFICATION OF INDEPENDENT ACCOUNTANTS

     The Board of Directors has selected the firm of Price Waterhouse as independent accountants to audit the financial statements of the Corporation for the fiscal year ending December 31, 1995. This selection was recommended by the Audit Committee of the Board of Directors. Price Waterhouse has served as the Corporation's independent public accountants since 1977. During the year ended December 31, 1994, Price Waterhouse received fees of approximately $504,114 for all services rendered to the Corporation.

     The submission of this proposal to a vote of shareholders is not legally required. If selection of Price Waterhouse is not approved, the Board of Directors will reconsider its selection. The affirmative vote of a majority of the votes cast in person by ballot or by proxy by stockholders entitled to vote at the Annual Meeting is required to adopt this proposal. Abstentions and broker non-votes will not have an effect on the proposal.

     A representative of Price Waterhouse is expected to be present at the Annual Meeting and will be given an opportunity to make a statement if so desired and to respond to appropriate questions.

VOTE RECOMMENDATION

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR RATIFICATION OF THE SELECTION OF PRICE WATERHOUSE AS THE CORPORATION'S INDEPENDENT ACCOUNTANTS.

                             STOCKHOLDER PROPOSALS

     Proposals of stockholders intended to be presented at the next Annual Meeting of Stockholders to be held in April, 1996 must be received by the Corporation at its principal executive office by the close of business on December 2, 1995. Proposals should be directed to the attention of the Secretary.

                                 ANNUAL REPORT

     A copy of the Corporation's Annual Report to Shareholders containing the consolidated financial statements of the Corporation for the fiscal year ended December 31, 1994 accompanies this Proxy Statement. Such Annual Report is not part of the proxy solicitation materials.

     Upon receipt of a written or oral request, the Corporation will furnish to any stockholder without charge, a copy of the Corporation's Annual Report on Form 10-K for the year ended December 31, 1994, without the accompanying exhibits. A list of exhibits is included in the Form 10-K and exhibits are available from the Corporation upon the payment to the Corporation of the costs of furnishing them. Such written or oral request should be directed to:
Secretary, First Financial Caribbean Corporation, 1159 F.D. Roosevelt Avenue, San Juan, Puerto Rico 00920, telephone number (809) 749-7100.

                                 OTHER MATTERS

     Management knows of no matters which might be brought before the Annual Meeting or any adjournment thereof other than those described in the accompanying notice of meeting and routine matters incidental to the conduct of the meeting. If any other matter not described herein should come before the Annual Meeting or any adjournment thereof, it is the intention of the persons named in the accompanying form of proxy or their substitutes to vote the proxies in accordance with their judgment on such matters.

     The above Notice of Meeting and Proxy Statement are sent by order of First Financial Caribbean Corporation Board of Directors.

                                       Richard F. Bonini
                                       -------------------------------
                                       Richard F. Bonini
                                       Senior Executive Vice President
                                       and Secretary

Dated: March 31, 1995

                                                                      APPENDIX A


    IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ITEMS 1 AND 2.                                          /X/ Please mark
                                                                                                                       your vote
                                                                                                                        as this
                  ----------------
                      COMMON

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2.

NO.1 - Election Directors:                                FOR                   WITHHELD
       Nominees are R.F. Bonini, E.M. Cullman, Jr.,    ALL LISTED              AS TO ALL
       F.M. Danziger, J.L. Ernst, Salomon Levis,        NOMINEES                NOMINEES
       Zoila Levis, A. Brean Murray and
       Victor M. Pons, Jr.                                /  /                    /  /


(To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

- ----------------------------------------------------------

NO. 2 - Appointment of Price Waterhouse as Independent Accountants.

            FOR               AGAINST               ABSTAIN
            /  /               /  /                  /  /

To vote in accordance with the Board of Director's recommendation, just sign below. No boxes need to be checked.




                                                                     Dated:                               1995
                                                                           ------------------------------,
                                                                     Signature:
                                                                               --------------------------------
                                                                     Signature:
                                                                               --------------------------------

                                                                     Please mark date and sign as your name appears to the left and return in the enclosed envelope.  If acting as executor, administrator, trustee, guardian, etc., you should so indicate when signing.  If the signer is a corporation, please sign the full corporate name by a duly authorized officer.  If shares are held jointly, each shareholder named should sign.

- ------------------------------------------------------------------------------------------------------------------------------------
                                               FIRST FINANCIAL CARIBBEAN CORPORATION
                                                     1159 F.D. ROOSEVELT AVE.
                                                   SAN JUAN, PUERTO RICO  00920

                                                               PROXY

                              SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS


        The undersigned holder of Common Stock of First Financial Caribbean Corporation (the "Corporation") hereby authorizes and appoints Salomon Levis, Zoila Levis and Richard F. Bonini, or any one or more of them, as proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholdres of the Corporation to be held at the offices of First
Financial Caribbean Corporation, in The Doral Building, 650 Munoz Rivera Avenue, Hato Rey, Puerto Rico at 2:00 p.m., local time, on
Wednesday, April 26, 1995 and any adjournment or adjournments of said meeting and thereat to vote and act with respect to all the shares of Common Stock of the Corporation that the undersigned would be entitled to vote if then personally present in accordance with the instructions listed on the reverse hereof.

        Such proxies may vote in their discretion upon such other business as may properly be brought before the meeting or any adjournment thereof.

        Receipt of the Notice of Meeting and the related Proxy Statement is hereby acknowledged.

                                                                                        (Continues and to be signed on other side)

